Exhibit 99.1

Natus Medical Announces 2009 Fourth Quarter and Full Year Financial Results

Provides First Quarter 2010 Guidance

SAN CARLOS, Calif.--(BUSINESS WIRE)--March 4, 2010--Natus Medical Incorporated (Nasdaq:BABY) today announced financial results for the fourth quarter and full year ended December 31, 2009.

For the fourth quarter ended December 31, 2009, Natus reported revenue of $51.6 million, compared to $43.4 million reported in the comparable quarter of the previous year. Net income was $4.3 million, or $0.15 per diluted share, for the fourth quarter of 2009, compared with net income of $6.3 million, or $0.22 per diluted share, for the fourth quarter of 2008.

For the year ended December 31, 2009, Natus reported revenue of $166.5 million, compared to $161.8 million reported in 2008. Net income was $11.1 million, or $0.39 per diluted share for the year ended December 31, 2009, compared to net income of $17.5 million, or $0.66 per diluted share in 2008.

“Overall I am very satisfied with our fourth quarter and 2009 results,” said Jim Hawkins, President and Chief Executive Officer of the Company. “As we entered 2009, we were facing a rapidly weakening economy and significant uncertainty in the worldwide medical device capital equipment markets. As a result, hospitals were significantly reducing purchases of medical equipment. Confronted with this unprecedented environment, we lowered our performance expectations for the year and put on hold pending acquisitions as we were unable to comfortably assess the extent of the declining sales and economic conditions and how they might impact valuations.”

“Considering this difficult backdrop, I am pleased with the way the year progressed, as our revenue and earnings strengthened with each quarter and we generated more than $25 million of cash from operations. I am also pleased that in the second half of the year we completed two attractive acquisitions, Alpine Biomed and Hawaii Medical,” said Hawkins. “The integration of the Alpine sales group into the Natus worldwide sales organization went well and was completed in early January and the synergistic restructuring of our foreign operations that this acquisition facilitates will be completed by the second half of the year.”

“Although we were disappointed with our gross profit results for the fourth quarter, there were a number of specific contributing factors that will show improvement in 2010, including product mix and the impact of lower margins earned on Alpine’s products. As with our prior acquisitions, we expect over time to increase the gross profit margin on Alpine’s products. We expect to see this improvement beginning in the second half of 2010 after we complete the integration of Alpine’s Stellate operations located in Montreal into our Xltek facility near Toronto,” added Hawkins.

“We are looking to do additional acquisitions in the second half of 2010 as we continue to execute our business model of combining internal growth and accretive acquisitions,” said Hawkins.

The results for the full year 2009 include $550,000 of direct acquisition costs associated with the Company’s acquisitions of Hawaii Medical and Alpine Biomed in July and September 2009, respectively. Excluding these direct costs, which were reported as a component of general and administrative expense, non-GAAP earnings were $11.5 million, or $0.40 per diluted share.

As of December 31, 2009 the Company had cash, cash equivalents, and short-term investments of $33.5 million, stockholders' equity of approximately $243 million, and working capital of approximately $76 million.

Financial Guidance

Natus reiterated its financial guidance for the full year 2010 and also provided guidance for the first quarter of 2010.

On January 13, 2010 the Company communicated its financial guidance for the full year 2010, where it expected revenue to be approximately $198 million and earnings per share to range from $0.45 to $0.47. The Company’s guidance gave effect to a restructuring charge that the Company will record in the first quarter of 2010 that is expected to reduce earnings per share by approximately $0.05.

For the first quarter of 2010, the Company expects revenue to range from $46 million to $47 million and earnings per share to range from a loss of ($0.01) to breakeven. This guidance gives effect to the aforementioned restructuring charge that will reduce first quarter earnings per share by $0.05. The Company’s first quarter 2010 guidance compares to revenue of $33.4 million and earnings per share of $0.03 reported in the first quarter of 2009.

On a non-GAAP basis the Company expects earnings per share to range from $0.60 to $0.62 for the full year 2010 and to range from $0.06 to $0.07 for the first quarter of 2010. The non-GAAP earnings guidance excludes the restructuring charge as well as amortization expense associated with certain acquisition-related intangible assets. The Company expects that excluding the effect of these charges from net income will result in an increase to earnings per share of $0.15 for the full year 2010 and $0.07 for the first quarter of 2010. The Company has elected to provide non-GAAP information that excludes these items as this presentation is common among companies that are active acquirors and whose results are, accordingly, affected by them, because this information is used by management to evaluate operating results and because it believes this information will assist investors in making period to period comparisons of the Company's operating results.

The Company has included a reconciliation of its GAAP and non-GAAP 2010 financial guidance as a schedule to this press release.

Use of Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with GAAP, this release contains non-GAAP financial measures that exclude direct costs associated with the company’s acquisitions of Hawaii Medical and Alpine Biomed. The Company believes that the presentation of results excluding the acquisition-related charges provides meaningful supplemental information to both management and investors that is indicative of the Company's core operating results. Therefore, the Company believes these non-GAAP financial measures facilitate comparison of operating results across reporting periods. A reconciliation between the Company's results of operations on a GAAP and non-GAAP basis for the periods reported is included as part of the condensed consolidated statements of operations at the end of the Company's financial results release.

The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the Company's performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to the Company's historical performance. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated.

Conference Call

Natus has scheduled an investment-community conference call to discuss this announcement beginning at 11:00 a.m. Eastern Time today (8:00 a.m. Pacific Time). Individuals interested in listening to the conference call may do so by dialing (866) 730-5762 for domestic callers, or (857) 350-1586 for international callers, and entering reservation code 94499105. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (888) 286-8010 for domestic callers, or (617) 801-6888 for international callers, and entering reservation code 28704719.

The conference call also will be available real-time via the Internet at http://investor.natus.com, and a recording of the call will be available on the Company’s Web site for 90 days following the completion of the call.

About Natus Medical Incorporated

Natus is a leading provider of healthcare products used for the screening, detection, treatment, monitoring and tracking of common medical ailments such as hearing impairment, neurological dysfunction, epilepsy, sleep disorders, and newborn care. Product offerings include computerized neurodiagnostic systems for audiology, neurology, polysomnography, and neonatology, as well as newborn care products such as hearing screening systems, phototherapy devices for the treatment of newborn jaundice, head-cooling products for the treatment of brain injury in newborns, and software systems for managing and tracking disorders and diseases for public health laboratories.

Additional information about Natus Medical can be found at www.natus.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Natus. These forward-looking statements include, but are not limited to, statements regarding anticipated revenue and profitability for the first quarter and full year 2010, future improvement in gross profit margins, the timing and benefit of restructuring activities, achievement of internal growth, and the completion of acquisitions that will be accretive to earnings. These statements relate to current estimates and assumptions of our management as of the date of this press release, and future events or Natus' future financial performance or results, and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results or the results implied by the forward-looking statements will meet expectations. Our future results could differ materially due to a number of factors, including the effects of competition, the demand for our products and services, the impact of adverse global economic conditions on our target markets, our ability to expand our sales in international markets, our ability to maintain current sales levels in a mature domestic market, our ability to control costs, and risks associated with bringing new products to market and integrating acquired businesses. Natus disclaims any obligation to update information contained in any forward-looking statement.

More information about potential risk factors that could affect the business and financial results of Natus is included in Natus' annual report on Form 10-K for the year ended December 31, 2008, and its quarterly reports on Form 10-Q, and in other reports filed from time to time by Natus with the U.S. Securities and Exchange Commission.

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December	December	December	December
	2009	2008	2009	2008

Revenue	$51,634	$43,396	$166,505	$161,831
Cost of revenue	21,801	15,719	66,670	60,933
Gross profit	29,833	27,677	99,835	100,898
Operating expenses:
Marketing and selling	13,204	11,072	45,209	40,093
Research and development	4,837	3,615	16,676	15,576
General and administrative	6,671	4,537	23,133	19,746
Total operating expenses	24,712	19,224	85,018	75,415
Income from operations	5,121	8,453	14,817	25,483
Other income/(expense):
Interest income	10	226	228	1,029
Interest expense	(22)	79	(153)	(735)
Other income, net	1,178	883	1,675	1,848
Total other income/(expense)	1,166	1,188	1,750	2,142
Income before provision for income tax	6,287	9,641	16,567	27,625

Provision for income tax	2,000	3,354	5,488	10,152
Net income	$4,287	$6,287	$11,079	$17,473
Earnings per share:
Basic	$0.15	$0.23	$0.40	$0.69
Diluted	$0.15	$0.22	$0.39	$0.66

Weighted-average shares used to compute
Basic earnings per share	27,686	27,598	27,651	25,278
Diluted earnings per share	28,769	28,588	28,476	26,557

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP ADJUSTMENTS (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December	December	December	December
	2009	2008	2009	2008
GAAP based results:

Income before provision for income tax	$6,287	$9,641	$16,567	$27,625

Non-GAAP adjustments:

Direct costs of acquisitions	88	-	548	-	(a)
Non-GAAP income before
provision for income tax	6,375	9,641	17,115	27,625

Provision for income tax, as
adjusted	2,112	3,354	5,670	10,152

Non-GAAP net income	$4,263	$6,287	$11,445	$17,473
Earnings per share:
Basic	$0.15	$0.23	$0.41	$0.69
Diluted	$0.15	$0.22	$0.40	$0.66

Weighted-average shares
used to compute
Basic earnings per share	27,686	27,598	27,651	25,278
Diluted earnings per share	28,769	28,588	28,476	26,557

(a) Direct costs of the acquisitions of Hawaii Medical and Alpine Biomed that are expensed pursuant to the requirements of SFAS 141R.

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
GUIDANCE INCLUDING GAAP TO non-GAAP EARNINGS PER SHARE
(unaudited)

	Three months ending March 31, 2010	Fiscal year ending December 31, 2010

$46 Million
Revenue	to
	$47 Million	$198 Million

Earnings/(loss) per share:

GAAP basis	($0.01) to $0.00	$0.45 to $0.47

non-GAAP adjustments
Restructuring charge	$0.05	$0.05
Amortization of acquisition-
related intangible assets	$0.02	$0.10

non-GAAP earnings per share	$0.06 to $0.07	$0.60 to $0.62

CONTACT:
Natus Medical Incorporated
Steven J. Murphy, 650-802-0400
Chief Financial Officer
InvestorRelations@Natus.com